Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FIRST QUARTER 2017 RESULTS
______________________________________ ________
Plano, Texas, May 1, 2017 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter ended March 31, 2017.
“During the first quarter, Rent-A-Center delivered solid progress on our near-term strategies to strengthen the Core U.S. business, as demonstrated by our sequential improvement in our key operating metrics and financial results,” said Mark Speese, Chairman of the Rent-A-Center Board and Chief Executive Officer.
“While we are encouraged by our recent efforts, we recognize there is still work to be done and we remain focused on executing our comprehensive strategic plan to restore growth and improve profitability over the long-term. Given the portfolio nature of the business, it will take time for the actions we are implementing to be fully realized in our results; however, the Rent-A-Center Board and management are confident that we are taking the right steps to deliver enhanced value for all Rent-A-Center stockholders,” Mr. Speese concluded.
Progress on Strategic Plan
During the first quarter of 2017, the Company took a number of actions to strengthen the Core U.S. business. A new competitive value proposition was implemented that is intended to increase demand and retention, and improve the customer experience. The Company also identified and began to execute on a new assortment strategy aimed at shifting towards more higher-end aspirational products. There was also a continued heightened focus on improving the quality of the portfolio through best practices and better execution in account management. Lastly, the Company developed and deployed a more focused approach to training and development enabling consistent execution, strengthening of customer relationships, and reducing co-worker turnover.
Key Highlights

•	Sequential reduction in delinquencies for March of 140 basis points, to 6.1 percent, in the Core U.S. segment

•	Sequential reduction in delinquencies for March of 40 basis points, to 8.8 percent, in the Acceptance Now segment

•	Annualized co-worker turnover, as of March, of 83.7 percent, a 10.4 percentage point improvement versus prior year

•	Core U.S. same store sales for the quarter improved sequentially by 140 basis points

•	Acceptance Now same stores sales for the quarter improved sequentially by 120 basis points

•	On a GAAP basis, consolidated loss before income taxes improved $160.6 million sequentially and diluted loss per share improved by $2.63 sequentially

•	Diluted earnings per share excluding special items improved by $0.27 sequentially

•	Consolidated adjusted EBITDA improved by $23.4 million sequentially

•	Debt was reduced by $71.6 million in the first quarter

•	Core U.S. held for rent inventory of $174.5 million declined 9.5 percent sequentially
Consolidated Overview
Explanations of performance are excluding special items and compared to the prior year unless otherwise noted.
On a consolidated basis, total revenues were $742.0 million versus $835.7 million in the first quarter of last year. Consolidated same store sales improved 150 basis points versus the fourth quarter of 2016 due to the progress made on executing the Company’s initiatives. Diluted loss per share, on a GAAP basis, was $0.13 compared to earnings of $0.47 in the first quarter of last year.
Excluding special items, the Company’s diluted earnings per share was $0.04, a $0.27 increase from the fourth quarter of 2016. The Company generated $33.3 million in adjusted EBITDA in the first quarter, a significant improvement of $23.4 million versus the fourth quarter of 2016. In addition, adjusted EBITDA as a percent of revenue increased 300 basis points versus the fourth quarter to 4.5 percent.
The Company generated $59.1 million of cash from operations and ended the first quarter with $58.1 million of cash and cash equivalents. The Company paid on April 20, 2017, a quarterly dividend for the second quarter of 2017 in the amount of $0.08 per share and also reduced its outstanding debt balance by $71.6 million in the first quarter. The Company’s current bank group has waived compliance with certain covenants for the first quarter and the Company is in the process of obtaining an amendment to the existing credit facility.
Segment Operating Performance
CORE U.S. first quarter revenues of $490.9 million decreased 16.0 percent primarily due to lower same store sales and the continued rationalization of the Core U.S. store base. Core U.S. same store sales improved 140 basis points sequentially. Gross profit as a percent of total revenue decreased 170 basis points due to targeted pricing actions implemented to right size the inventory mix. However, the held for rent inventory declined 9.5 percent sequentially demonstrating the Company's progress on moving the older, promotional inventory through the system faster and upgrading the inventory assortment. Labor decreased $17.0 million, however, as a percent of store revenue, increased primarily due to sales deleverage. Other store expenses decreased $16.4 million, however, as a percent of store revenue, increased primarily due to sales deleverage.
ACCEPTANCE NOW first quarter revenues of $234.5 million increased 1.8 percent primarily due to the same store sales increase of 2.9 percent. Gross profit as a percent of total revenue versus prior year improved 60 basis points driven by favorable revenue mix. Labor, as a percent of store revenue, improved versus prior year by 30 basis points. Other store expenses, as a percent of store revenue, increased 70 basis points primarily driven by higher skip/stolen losses which increased by 40 basis points.
MEXICO first quarter revenues decreased 19.3 percent driven by currency fluctuations and store closures.  Same store sales were down 6.0 percent. Gross profit as a percent of total revenue versus prior year improved 270 basis points driven by higher merchandise sales gross margin due to pricing initiatives. Operating profit improved by $0.4 million.
FRANCHISING first quarter revenues decreased 23.8 percent due to a lower amount of merchandise sold to the Company’s franchise partners and operating profit was flat year over year at $1.4 million.
CORPORATE operating expenses remained flat at $42.0 million compared to prior year as lower general and administrative expenses, due to the recent reductions at our Field Support Center, were offset by higher depreciation brought about by the implementation of the new point of sale system in 2016.
SAME STORE SALES
(Unaudited)

Table 1
Period	Core U.S.	Acceptance Now	Mexico	Total
Three Months Ended March 31, 2017	(12.5)%	2.9%	(6.0)%	(7.8)%
Three Months Ended December 31, 2016	(13.9)%	1.7%	(1.4)%	(9.3)%
Three Months Ended March 31, 2016	(3.2)%	0.6%	9.7%	(1.9)%
Note: Revised Same Store Sales Methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis. Under the revised methodology, the Company will exclude from same store sales base any store that receives a certain level of customer accounts from another store (acquisition or merger). The receiving store will be eligible for inclusion in the same store sales base in the twenty-fourth full month following the account transfer. The Company believes these modifications better align its same store sales calculation with the methods used by other rent-to-own companies.

KEY OPERATING METRICS
(Unaudited)

Table 2	Same Store Sales	Delinquencies		Annualized Co-worker Turnover		Average Monthly Rate of New Agreements
Segment	Change vs 2016 (%)	2017	Sequential Change (BPS)	2017	Change vs 2016 (PPT)	Change vs 2016 (%)
Core U.S.
January	(11.5)%	9.3%	(30)	76.1%	(4.5)	(4.7)%
February	(16.0)%	7.5%	(180)	75.6%	(14.7)	(4.1)%
March	(9.6)%	6.1%	(140)	83.7%	(10.4)	(6.6)%
Acceptance Now
January	2.5%	9.0%	60
February	(3.8)%	9.2%	20
March	12.4%	8.8%	(40)
Note: In the Core U.S. segment delinquencies represent the percent of customer agreements greater than 7 days past due. In the Acceptance Now segment delinquencies represent the percent of customer agreements greater than 32 days past due.
Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Table 3 below, which excludes charges in 2017 for the closure of Acceptance Now locations, reductions in our field support center, litigation claims settlement, incremental legal and advisory fees, and discrete income tax items. Gains or charges related to sales of stores, store closures, and discrete adjustments to tax reserves will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results.
Please see the Company's earnings press release dated February 13, 2017 for additional information related to non-GAAP diluted loss per share excluding special items used to calculate the sequential improvements contained in this press release.
Reconciliation of net (loss) earnings to net earnings excluding special items:

Table 3	Three Months Ended		Three Months Ended
	March 31, 2017		March 31, 2016
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share
Net (loss) earnings	$(6,679)	$(0.13)	$25,061	$0.47
Special items, net of taxes:
Other charges (1)	8,687	0.17	1,576	0.03
Discrete income tax items	123	—	(981)	(0.02)
Net earnings excluding special items	$2,131	$0.04	$25,656	$0.48
(1) Other charges for the three months ended March 31, 2017 and 2016 primarily includes charges, net of tax, related to the closure of Acceptance Now locations, reductions in our field support center, litigation claims settlement, incremental legal and advisory fees, and the closure of Mexico stores in the prior year. Charges related to store closures are primarily comprised of losses on rental merchandise, lease obligation costs, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closure.
2017 Outlook
The Company is not providing annual guidance as it relates to revenue or diluted earnings per share for 2017. In an effort to enhance transparency regarding the Company’s results and turnaround efforts, the Company has shifted to a monthly report of key operating metrics (Table 2). The Company believes these changes will provide the investment community meaningful insight into the progress the Company is making on its turnaround.

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on Tuesday morning, May 2, 2017, at 8:30 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,600 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,500 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 230 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.
Forward Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company's business segments; our chief executive officer and chief financial officer transitions, including our ability to effectively operate and execute our strategies during the interim period and difficulties or delays in identifying and/or attracting a permanent chief financial officer with the required level of experience and expertise; failure to manage the Company's store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions, including capacity-related outages, caused by the implementation and operation of the Company's new store information management system, and its transition to more-readily scalable, “cloud-based” solutions; the Company’s ability to successfully market smartphones and related services to its customers; the Company's ability to develop and successfully implement virtual or E-commerce capabilities, including mobile applications; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Additional Information and Where to Find It
The Company, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at Rent-A-Center’s 2017 Annual Meeting. On April 27, 2017, the Company filed its definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) with respect to its 2017 Annual Meeting. The Company’s stockholders are strongly encouraged to read the Proxy Statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information. Additional information regarding the identity of participants, and their direct or indirect interests (by security holdings or otherwise) is set forth in the Proxy Statement. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at the Company’s website at www.rentacenter.com, by contacting the Company’s Investor Relations at 972-801-1100 or by contacting the Company’s proxy solicitor, Okapi Partners LLC, toll free at 1-877-259-6290.

Investors:

Rent-A-Center, Inc.

Maureen Short

Interim Chief Financial Officer

972-801-1899

maureen.short@rentacenter.com

or

Media:

Joele Frank, Wilkinson Brimmer Katcher

Kelly Sullivan / James Golden / Matt Gross / Aura Reinhard

212-355-4449

Rent-A-Center, Inc. and Subsidiaries
Please see the Company's earnings press release dated February 13, 2017 for the non-GAAP reconciliation of consolidated adjusted EBITDA in the prior quarterly period which was used to calculate the sequential improvements contained in this press release.
STATEMENT OF EARNINGS HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended March 31,
	2017		2017	2016		2016
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$741,986		$741,986	$835,652		$835,652
Operating profit	14,803	(1)	1,152	50,865	(3)	48,430
Net earnings (loss)	2,131	(1)(2)	(6,679)	25,656	(3)(4)	25,061
Diluted earnings (loss) per common share	$0.04	(1)(2)	$(0.13)	$0.48	(3)(4)	$0.47
Adjusted EBITDA	$33,344		$33,344	$70,689		$70,689
Reconciliation to Adjusted EBITDA:
Earnings (loss) before income taxes	$3,329	(1)	$(10,322)	$38,985	(3)	$36,550
Add back:
Other charges	—		13,651	—		2,435
Interest expense, net	11,474		11,474	11,880		11,880
Depreciation, amortization and impairment of intangibles	18,541		18,541	19,824		19,824
Adjusted EBITDA	$33,344		$33,344	$70,689		$70,689
(1) Excludes the effects of approximately $13.7 million of pre-tax charges primarily related to the closure of Acceptance Now locations, reductions in our field support center, litigation claims settlement, and incremental legal and advisory fees. These charges reduced net earnings and net earnings per diluted share for the three months ended March 31, 2017, by approximately $8.7 million and $0.17, respectively.
(2) Excludes the effects of $0.1 million of discrete income tax adjustments.
(3) Excludes the effects of $2.4 million of pre-tax charges related to the closure of Mexico stores. These charges reduced net earnings and net earnings per diluted share for the three months ended March 31, 2016, by approximately $1.6 million and $0.03, respectively.
(4) Excludes the effects of $1.0 million of discrete income tax adjustments that increased net earnings per diluted share by $0.02.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 5	March 31,
(In thousands)	2017	2016
Cash and cash equivalents	$58,128	$46,362
Receivables, net	66,606	67,926
Prepaid expenses and other assets	52,159	62,147
Rental merchandise, net
On rent	754,824	822,821
Held for rent	190,629	251,329
Goodwill	55,308	207,130
Total assets	1,494,974	1,795,421

Senior debt, net	$115,625	$207,971
Senior notes, net	537,799	536,509
Total liabilities	1,236,538	1,386,570	(1)
Stockholders' equity	258,436	408,851	(1)
(1) Total liabilities and stockholders' equity for the first quarter of fiscal year 2016 are revised for the correction of a deferred tax error associated with our goodwill impairment reported in the fourth quarter of 2015 as discussed in our Annual Report on Form 10-K for the year ended December 31, 2016.

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 6	Three Months Ended March 31,
(In thousands, except per share data)	2017		2016
Revenues
Store
Rentals and fees	$595,414		$674,295
Merchandise sales	121,722		131,707
Installment sales	16,757		18,420
Other	2,652		4,088
Total store revenues	736,545		828,510
Franchise
Merchandise sales	3,321		4,947
Royalty income and fees	2,120		2,195
Total revenues	741,986		835,652
Cost of revenues
Store
Cost of rentals and fees	162,033		176,241
Cost of merchandise sold	109,124		113,886
Cost of installment sales	5,184		6,025
Total cost of store revenues	276,341		296,152
Franchise cost of merchandise sold	2,982		4,556
Total cost of revenues	279,323		300,708
Gross profit	462,663		534,944
Operating expenses
Store expenses
Labor	192,107		209,387
Other store expenses	197,440		211,807
General and administrative expenses	39,772		43,061
Depreciation, amortization and impairment of intangibles	18,541		19,824
Other charges	13,651	(1)	2,435	(3)
Total operating expenses	461,511		486,514
Operating profit	1,152		48,430
Interest expense	11,630		11,977
Interest income	(156)		(97)
(Loss) earnings before income taxes	(10,322)		36,550
Income tax (benefit) expense	(3,643)	(2)	11,489	(4)
Net (loss) earnings	$(6,679)		$25,061
Basic weighted average shares	53,217		53,085
Basic (loss) earnings per common share	$(0.13)		$0.47
Diluted weighted average shares	53,217		53,342
Diluted (loss) earnings per common share	$(0.13)		$0.47
(1) Includes approximately $13.7 million of pre-tax charges primarily related to the closure of Acceptance Now locations, reductions in our field support center, litigation claims settlement, and incremental legal and advisory fees.
(2) Includes $0.1 million of discrete income tax adjustments.
(3) Includes $2.4 million of pre-tax charges related to the closure of Mexico stores.
(4) Includes $1.0 million of discrete income tax adjustments.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 7	Three Months Ended March 31,
(In thousands)	2017	2016
Revenues
Core U.S.	$490,899	$584,365
Acceptance Now	234,546	230,396
Mexico	11,100	13,749
Franchising	5,441	7,142
Total revenues	$741,986	$835,652

Table 8	Three Months Ended March 31,
(In thousands)	2017	2016
Gross profit
Core U.S.	$337,954	$411,889
Acceptance Now	114,429	111,142
Mexico	7,821	9,327
Franchising	2,459	2,586
Total gross profit	$462,663	$534,944

Table 9	Three Months Ended March 31,
(In thousands)	2017		2016
Operating profit
Core U.S.	$24,402	(1)	$62,236
Acceptance Now	20,619	(2)	29,369
Mexico	161		(2,610)	(4)
Franchising	1,441		1,413
Total segments	46,623		90,408
Corporate	(45,471)	(3)	(41,978)
Total operating profit	$1,152		$48,430
(1) Includes approximately $0.6 million of pre-tax charges related to a litigation claims settlement
(2) Includes approximately $9.6 million of pre-tax charges related to the closure of Acceptance Now locations
(3) Includes approximately $2.5 million of pre-tax charges related to reductions in our field support center, and approximately $1.0 million of pretax incremental legal and advisory fees
(4) Includes $2.4 million of restructuring charges related to the closure of Mexico stores.

Table 10	Three Months Ended March 31,
(In thousands)	2017		2016
Depreciation, amortization and impairment of intangibles
Core U.S.	$8,108		$10,892
Acceptance Now	786	(1)	837
Mexico	527		939
Franchising	44		45
Total segments	9,465		12,713
Corporate	9,076		7,111
Total depreciation, amortization and impairment of intangibles	$18,541		$19,824
(1) The Company recorded an impairment of intangibles of $3.9 million in the Acceptance Now segment during the first quarter of 2017 that is not included in the table above.

Table 11	Three Months Ended March 31,
(In thousands)	2017	2016
Capital expenditures
Core U.S.	$6,108	$3,771
Acceptance Now	483	292
Mexico	23	147
Total segments	6,614	4,210
Corporate	15,434	10,230
Total capital expenditures	$22,048	$14,440

Table 12	On Rent at March 31,		Held for Rent at March 31,
(In thousands)	2017	2016	2017	2016
Rental merchandise, net
Core U.S.	$388,871	$481,434	$174,453	$239,272
Acceptance Now	351,672	325,476	9,447	5,827
Mexico	14,281	15,911	6,729	6,230
Total rental merchandise, net	$754,824	$822,821	$190,629	$251,329

Table 13	March 31,
(In thousands)	2017	2016
Assets
Core U.S.	$785,800	$1,111,298
Acceptance Now	427,541	402,168
Mexico	32,641	34,005
Franchising	2,237	3,197
Total segments	1,248,219	1,550,668
Corporate	246,755	244,753
Total assets	$1,494,974	$1,795,421

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 14	Three Months Ended March 31, 2017
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,463	1,431	478	130	229	4,731
New location openings	—	63	2	1	—	66
Acquired locations remaining open	—	—	—	—	3	3
Conversions	—	3	(3)	—	—	—
Closed locations
Merged with existing locations	(7)	(108)	(381)	—	—	(496)
Sold or closed with no surviving location	(3)	—	—	—	(3)	(6)
Locations at end of period	2,453	1,389	96	131	229	4,298
Acquired locations closed and accounts merged with existing locations	—	—	—	—	—	—

Table 15	Three Months Ended March 31, 2016
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,672	1,444	532	143	227	5,018
New location openings	—	16	5	—	—	21
Acquired locations remaining open	—	—	—	—	—	—
Conversions	—	1	(1)		—	—
Closed locations
Merged with existing locations	(6)	(25)	(10)	(4)	—	(45)
Sold or closed with no surviving location	(4)	—	—	(10)	—	(14)
Locations at end of period	2,662	1,436	526	129	227	4,980
Acquired locations closed and accounts merged with existing locations	2	—	—	—	—	2